Exhibit 99.1
Date: July 27, 2005

FOR IMMEDIATE RELEASE	ATTN: Business News
Intermountain Community Bancorp Announces Second Quarter Growth and Earnings
QUARTER AND YEAR TO DATE HIGHLIGHTS
•	Spurred by its successful community banking strategy and a growing regional economy, Intermountain Community Bancorp enjoys record asset and earnings growth in 2005

•	Driven largely by a 58% increase in net interest income after loan loss provision, net income for the quarter ended June 30, 2005 increases by 70.0% to $1.6 million compared to second quarter 2004

•	For the first six months of 2005, net income increases 53.4% to $3.1 million compared to the same period last year

•	Net interest income after loan loss provision for the six months ended June 30, 2005 increases 51.2% to $12.3 million

•	Total assets increase 46.7% to $677.5 million compared to the same period last year, as loan and deposit balances increase 56.9% and 37.3%, respectively

•	Book value per share hits $8.26, an increase of 41.7% compared to the quarter ended June 30, 2004

•	Intermountain’s subsidiary, Panhandle State Bank, continues its strong investment in north Idaho, opening a new 23,100 square foot bank branch and administrative center in Coeur d’Alene

•	Widening its footprint, IMCB also opens the Spokane Valley office, its first office in eastern Washington
Sandpoint, Idaho—(BUSINESS WIRE)—Curt Hecker, President and Chief Executive Officer of Intermountain Community Bancorp (OTCBB – IMCB.OB), announced continued record performance for the company for the quarter ending June 30, 2005. The company operates in Idaho, Oregon and now eastern Washington under the names Panhandle State Bank, Intermountain Community Bank and Magic Valley Bank. Hecker stated, “We are pleased with our financial results for the second quarter. We have concentrated on maintaining our strong community focus, while successfully executing our growth and profit plans. The integration of Magic Valley Bank and the expansion into eastern Washington have broadened our footprint and allowed us to bring our unique community focus to new markets. At the same time, we’re intensely focused on knowing and serving our existing customers better through the integration of technology, training and the highest quality staff. We have tremendously skilled and caring people serving our communities, and we’re supporting them with new products, technology and education. Our continued growth and customer service scores demonstrate the effectiveness of our strategy, and we look forward to continuing to serve our communities more proactively in the future.”

Key Financial Results ($ in thousands, except per share data):

Balance Sheet	June 30, 2005	June 30, 2004	$Change	% Change
Loans Receivable, net	$496,332	$316,333	$179,999	56.9%
Allowance for Loan Loss	$8,087	$5,808	$2,279	39.2%
Total Assets	$677,549	$461,833	$215,716	46.7%
Total Deposits	$539,935	$393,344	$146,591	37.3%

	Three Months Ended		Six Months Ended
	June 30		June 30
Income Statement	2005	2004	2005	2004
Net Income	$1,574	$926	$3,069	$2,001
Annualized Return on Assets	0.98%	0.83%	0.98%	0.93%
Annualized Return on Equity	13.5%	13.1%	13.4%	14.4%
Basic Earnings Per Share	$0.27	$0.19	$0.53	$0.42
Diluted Earnings Per Share	$0.25	$0.17	$0.49	$0.37
Financial Highlights:
Net income for the six months ended June 30, 2005 totaled $3.1 million, an improvement of 53.4% over the same period in 2004. Return on average assets improved over the same period, while return on average equity decreased slightly over the 2004 results as the Company’s earnings have not caught up with the increase in equity resulting from the Snake River Bancorp merger in late 2004. The Snake River merger contributed approximately $87.9 million in assets, $65.5 million in loans receivable and $69.6 million in deposits. Strong growth in the loan portfolio, a consistent net interest margin and improvements in non-interest income produced the improvement in net income. For the quarter ended June 30, 2005, net income totaled $1.6 million, an improvement of 70% over second quarter 2004.
Net interest income after provision for loan losses rose to $12.3 million for the six months ended June 30, 2005, an improvement of $4.2 million or 51.2% over the same period last year. The company continues to experience consistent growth in earning assets while maintaining a strong net interest margin. The growth in net interest income is primarily due to the increase in loans resulting from the Snake River acquisition and strong growth in the bank’s existing markets. Intermountain’s net interest margin increased to 4.63% for the six months ended June 30, 2005, as compared to 4.39% for the same period in 2004. The increase resulted from an increase in the yield on earning assets, but was partially offset by an increase in the cost of interest bearing liabilities
The provision for losses on loans increased $463,000 for the six months ended June 30, 2005 compared to the six months ended June 30, 2004, as the Bank increased the reserve for loan losses to adequately cover the strong growth in the loan portfolio. During this period, the Bank enjoyed strong credit quality, evidenced by a net chargeoff rate of 0.01% of average net loans and a decline in the ratio of nonperforming loans to net loans to 0.28%.
Other income for the six months ended June 30, 2005 increased 39.5% or $1.3 million over the six months ended June 30, 2004. Fees and service charges improved 41.3% or $1.1 million for the six months ended June 30, 2005 compared to the same period last year. The increase in non-interest income is primarily due to account growth, expanded mortgage banking income, and contract income from the bank’s secured deposit program.
Non-interest expense for the six months ended June 30, 2005 increased 45.2%, or $3.7 million compared to the six months ended June 30, 2004. The major increase was in the area of personnel expense, which increased $2.2 million, or 48.4% for the six months ended June 30, 2005 compared to the same period last year. The increase in personnel expense was primarily due to the addition of three branches as part of the Magic Valley acquisition and increases in staffing to support bank growth. Occupancy expenses for the six months ended June 30, 2005 increased 50.5%, or $623,000 compared to the six months ended June 30, 2004. The increase is due to the increase in the number of branches and the need for more administrative office space to support bank growth. The Company also incurred additional legal, accounting and professional expenses related to the opening of its Spokane branch and its public filing as a registered company with the Securities and Exchange Commission. Intermountain had also been preparing to comply with the internal control requirements mandated by Section 404 of the Sarbanes-Oxley Act. However, based on the Company’s stock price on June 30, the company is not an accelerated filer and therefore has until December 31, 2006 to comply with these requirements, instead of December 31, 2005.
Earnings per share for the six months ended June 30, 2005 totaled $0.53, and on a fully diluted basis, $0.49 per share. This compares to earnings per share of $0.42 and diluted earnings per share of $0.37 for the same time period last year.
As of June 30, 2005, assets totaled $677.5 million, an increase of $215.7 million, or 46.7% over June 30, 2004 and an increase of $60.6 million, or 9.8% over March 31, 2005. The year over year increase is due to the Snake River merger, which was completed in November 2004 and strong organic growth within the Bank’s existing markets. Total deposits grew 37.3%, or $146.6 million over June 30, 2004 to a total of $539.9 million, and loans receivable increased $180.0 million or 56.9% over June 30, 2004. Loans receivable totaled $496.3 million at June 30, 2005.
Total equity increased to $48.1 million, a 70.9% increase over June 30, 2004. The increase in equity resulted from retention of the bank’s net income and the addition of $13.0 million as part of the Snake River merger. Book value per share at June 30, 2005 totaled $8.26 versus $5.83 at June 30, 2004.
Company Activities:
In May 2005, IMCB opened its new Coeur d’Alene branch and administrative offices. The 23,100 square foot building demonstrates a strong and growing commitment to the Kootenai County market, and consolidates the Coeur d’Alene branch, lending center and administrative operations into one building.
In June 2005, IMCB opened its first branch in Washington, under the name Intermountain Community Bank, in the Spokane Valley market. This office, which will support business and consumer banking as well as mortgage lending, extends the company’s ability to serve customers in the Inland Northwest and adds diversification to the Company’s footprint.
Intermountain is headquartered in Sandpoint, Idaho, and has total assets of approximately $677.5 million as of June 30, 2005. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa and Caldwell, in Spokane Valley, Washington and in Ontario, Oregon. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp.
For more information on this press release or Intermountain Community Bancorp stock, please contact either of the individuals listed below or visit our website at www.intermountainbank.com. Bulletin Board ticker symbol IMCB.OB.
This news release contains forward-looking statements. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks including, but not limited to, the company’s failure to generate increased earning assets, limit credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, control operating expenses and retain key personnel. Actual results may differ materially.

Contacts:
Curt Hecker	Doug Wright
President & Chief Executive Officer	Executive Vice President
Intermountain Community Bancorp	Chief Financial Officer
Panhandle State Bank	Intermountain Community Bancorp
208-265-3300	Panhandle State Bank
curth@panhandlebank.com	208-665-3976
dougw@panhandlebank.com